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EXHIBIT 2.2

         STOCK AND INTELLECTUAL PROPERTY PURCHASE AGREEMENT, dated as of December 13, 2004, among ALICE SCHLATTL, SCHLATTL GBR, a German partnership ("SCHLATTL GBR" and, together with Alice Schlattl, the "SELLERS"), ADVANCED TECHNOLOGY INDUSTRIES, INC., a Delaware corporation ("PURCHASER"), CLAUDIA SCHREINER, SUSANNE SCHLATTL and RALPH SCHLATTL.

                  WHEREAS, Alfa-Pro Products GmbH, a corporation organized pursuant to the Gesetz betreffend die Gesellschaften mit beschrankter Haftung of the Federal Republic of Germany ("ALFA-PRO"), Alice Schlattl and Purchaser (a) previously entered into an Asset Purchase Agreement dated as of June 28, 2003 (the "ORIGINAL AGREEMENT") and (b) desire to terminate the Original Agreement and enter into this Agreement;

                  WHEREAS, Alice Schlattl owns all of the capitalization of Alfa-Pro consisting of 1 share (the "SHARE") in the nominal amount of 25,000 Euros;

                  WHEREAS, Alice Schlattl is the managing director with powers of sole representation of Alfa-Pro and has been released from the restrictions of Section 181 of the German Civil Code;

                  WHEREAS, Alice Schlattl desires to sell to Purchaser, and Purchaser desires to purchase from Alice Schlattl, the Share, upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, Schlattl GBR desires to sell to Purchaser, and Purchaser desires to purchase from Schlattl GBR, the Schlattl GBR Acquired Intellectual Property (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, Claudia Schreiner, Susanne Schlattl, Ralph Schlattl and Alice Schlattl (collectively, the "SCHLATTL GBR OWNERS") are the only members of Schlattl GBR;

                  WHEREAS, Purchaser is a party to the Amended and Restated Agreement and Plan of Merger dated as of August 11, 2004 (the "MERGER AGREEMENT") among Purchaser, LTDN Acquisition Corp. and LTDnetwork, Inc.; and

                  WHEREAS, the Closing (as defined in Section 2.01) is occurring immediately prior to the consummation of the Merger (as defined in the Merger Agreement).

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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                                   ARTICLE I.

 PURCHASE AND SALE OF THE SHARE AND SCHLATTL GBR ACQUIRED INTELLECTUAL PROPERTY
 ------------------------------------------------------------------------------

                  SECTION 1.01. PURCHASE AND SALE. (a) Alice Schlattl hereby sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases from Alice Schlattl, the Share in consideration for (i) 43,600 shares (the "ALFA-PRO SHARES") of series A preferred stock, $0.001 par value, of Purchaser ("PURCHASER PREFERRED STOCK") and (ii) an amount equal to the amount loaned by Alice Schattl to Alfa-Pro as evidenced in the books of Alfa-Pro and as determined in accordance with Section 2.04, such amount not to exceed $90,000 (the "CASH CONSIDERATION AMOUNT") and (b) Schlattl GBR hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from Schlattl GBR all the right, title and interest of Schlattl GBR in, to and under the Schlattl GBR Acquired Intellectual Property in consideration for 6,400 shares of Purchaser Preferred Stock (the "SCHLATTL GBR SHARES" and, together with the Alfa-Pro Shares, the "CONSIDERATION SHARES"). The purchase and sale of the Share and the Schlattl GBR Acquired Intellectual Property is referred to in this Agreement as the "ACQUISITION".

                  SECTION 1.02. ACQUIRED INTELLECTUAL PROPERTY. (a) The term "ACQUIRED INTELLECTUAL PROPERTY" of a person means the following:

                           (i) all patents (including all reissues, divisions,
                  continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, internet domain names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing ("INTELLECTUAL PROPERTY") of a person; and

                           (ii) all trade secrets, confidential information,
                  inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of a person.

                  (b) The term "SCHLATTL GBR ACQUIRED INTELLECTUAL PROPERTY" means all Acquired Intellectual Property of Schlattl GBR, including the Intellectual Property set forth on Schedule 1.02(b).

                  (c) Purchaser is acquiring the Share free and clear of all Liens (as defined in Section 3.04). Purchaser is acquiring the Schlattl GBR Acquired Intellectual Property free and clear of all liabilities, obligations and commitments of Schlattl GBR and the Schlattl GBR Owners and free and clear of all Liens.

                  SECTION 1.03. RELEASE. In consideration of the mutual promises and other consideration set forth in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, each of the Sellers and the Schlattl GBR Owners, on behalf of themselves and their respective affiliates, administrators, heirs, executors, representatives and assigns, as well as for anyone else who may claim by or through them or in any other way on behalf of them (collectively, the "RELEASORS") hereby releases and discharges Purchaser and its affiliates and

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Purchaser's and such affiliates' past and present officers, directors, employees, shareholders, parent entities, subsidiaries, divisions, heirs, administrators, executors, partners, general partners, limited partners, members, managing members, agents, advisors, attorneys, accountants, investment bankers, representatives, predecessors, successors and assigns (collectively, the "RELEASEES") from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims (including any derivative claims on behalf of Purchaser or any other person), and demands whatsoever, in law or equity, known and unknown, against the Releasees, which the Releasors ever had, now have or hereafter can, shall or may, have for, upon, by reason of, or arising out of any matter whatsoever from the beginning of the world to the date hereof, including any claims with respect to the (1) purchase by Purchaser of Cetoni and (2) Patent Maintenance and Development Contract among Purchaser, Schlattl GBR and the Schlattl GBR Owners, except for matters arising out of any obligations under this Agreement.

                                   ARTICLE II.

                                   THE CLOSING
                                   -----------

                  SECTION 2.01. CLOSING DATE. The closing of the Acquisition (the "CLOSING") is taking place at Passau, Germany immediately prior to the consummation of the Merger.

                  SECTION 2.02. TRANSACTIONS BEING EFFECTED AT THE CLOSING. At the Closing:

                  (a)      Alice Schlattl is delivering to Purchaser:

                           (i) A copy of the notarized contract evidencing the
                  transfer and assignment of the Share which will be filed with notary Dr. Alexander Krafka, Passau, formerly notary Dr. Keilbach, authenticated under German law;

                           (ii) Certificate URNr. 1483/1999 filed by notary Dr.
                  Keilbach, Passau, evidencing the Share;

                           (iii) written releases and waivers that all Liens
                  imposed on Alfa-Pro and its assets have been removed; and

                           (iv) certificates evidencing the valid existence of
                  Alfa-Pro.

                  (b)      Schlattl GBR is delivering to Purchaser:

                           (i) written releases and waivers that all Liens
                  imposed on the Schlattl GBR Acquired Intellectual Property have been removed; and

                           (ii) certificates evidencing the valid existence of
                  Schlattl GBR and evidence of the authority of Schlattl GBR to execute and perform this Agreement.

                  SECTION 2.03. SHARE CERTIFICATES. Within 10 business days following the Closing, Purchaser shall deliver to Alice Schlattl certificates in definitive form registered in the name of Alice Schlattl, evidencing the Alfa-Pro Shares. Within 10 business days following the receipt by Purchaser of evidence that the transfer of the Schlattl GBR Acquired Intellectual Property that constitutes Seller Registered Intellectual Property (as defined in Section 3.05) has been made with each applicable Governmental Entity in which such Seller Registered Intellectual Property is registered or registrations have been applied for, Purchaser shall deliver to Schlattl GBR certificates in definitive form registered in the name of Schlattl GBR, evidencing the Schlattl GBR Shares. Each certificate representing the Consideration Shares and any other securities issued in respect of the Consideration Shares upon any conversion, stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act (as defined in Section 3.07)) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

                  SECTION 2.04. PAYMENT OF CASH CONSIDERATION AMOUNT. Purchaser shall pay to Alice Schlattl the Cash Consideration Amount if within 180 days following the Closing Alice Schlattl prepares and delivers to Purchaser a statement (the "ALFA-PRO STATEMENT") certified by independent auditors of Alfa-Pro acceptable to Purchaser setting forth the amount loaned by Alice Schlattl to Alfa-Pro which is unpaid as of the Closing. Purchaser shall, on the later of (x) 180 days following the Closing and (y) 10 business days following the receipt by Purchaser of the Alfa-Pro Statement, pay to Alice Schlattl by wire transfer, to a bank account designated in writing by Alice Schlattl, immediately available funds equal to the Cash Consideration Amount.

                                  ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SCHLATTL GBR OWNERS
    -------------------------------------------------------------------------

                  Each Seller and the Schlattl GBR Owners hereby jointly and severally represent and warrant to Purchaser as follows:

                  SECTION 3.01. ORGANIZATION STANDING AND POWER. Each of Alfa-Pro and Schlattl GBR is duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

                  SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of the Sellers and the Schlattl GBR Owners have full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by each of the Sellers and the Schlattl GBR Owners of this Agreement and the consummation by each of the Sellers and the Schlattl GBR Owners of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action. Each of the Sellers and the Schlattl GBR Owners have duly executed and delivered this Agreement and this Agreement constitutes each Sellers' or the Schlattl GBR Owners', as the case may be, legal, valid and binding obligation, enforceable against such party in accordance with its terms.

                  SECTION 3.03. NO CONFLICTS; CONSENTS. The execution and delivery by each of the Sellers and the Schlattl GBR Owners of this Agreement, the consummation of the Acquisition and the other transactions contemplated hereby and compliance by each of the Sellers and the Schlattl GBR Owners with the terms hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Alfa-Pro or Schlattl GBR under, any provision of (i) the organizational documents of Alfa-Pro or Schlattl GBR, as the case may be, (ii) any agreement, contract, instrument or understanding to which Alfa-Pro, Schlattl GBR or a Schlattl GBR Owner is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree ("JUDGMENT") or statute, law (including common law), ordinance, rule or regulation ("APPLICABLE LAW") applicable to Alfa-Pro, Schlattl GBR or a Schlattl GBR Owner or their respective properties or assets. No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL Entity") is required to be obtained or made by or with respect to any of Alfa-Pro, Schlattl GBR or the Schlattl GBR Owners in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

                  SECTION 3.04. LIENS. Alfa-Pro has good and valid title to all the Intellectual Property set forth on Schedule 3.05, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "LIENS"). Schlattl GBR has good and valid title to all the Schlattl GBR Acquired Intellectual Property, in each case free and clear of all Liens.

                  SECTION 3.05. INTELLECTUAL PROPERTY. To the best knowledge of the Schlattl GBR Owners, Schedule 3.05 sets forth an unaudited list of all Intellectual Property owned by Alfa-Pro. To the best knowledge of the Schlattl GBR Owners, Schedule 1.02(b) sets forth an unaudited list of all Intellectual Property owned by Schlattl GBR. With respect to all Intellectual Property owned by Alfa-Pro and Schlattl GBR Acquired Intellectual Property that is the subject of an application, certificate, filing, registration, or other documents issued by, filed with, or recorded by, any Governmental Entity (the "SELLER REGISTERED INTELLECTUAL PROPERTY"), to the best knowledge of the Schlattl GBR Owners,
Schedule 1.02(b) and Schedule 3.05, as the case may be, sets forth a list of all jurisdictions in which such Seller Registered Intellectual Property has been issued or is registered or registrations applied for and all registration and application numbers.

                  SECTION 3.06. CAPITALIZATION. Alice Schlattl is the record and beneficial owner of all the Share, free and clear of all Liens. Other than the Share, no equity interests, or securities convertible or exchangeable into equity interests, of Alfa-Pro are outstanding. There are no agreements, contracts, instruments or understandings, relating to the issuance, sale or transfer of any equity interests, or securities convertible or exchangeable into equity interests, of Alfa-Pro. Alfa-Pro owns no equity interests in any entity. The Schlattl GBR Owners are the record and beneficial owners of all equity interests, and securities convertible or exchangeable into equity interests, of Schlattl GBR, free and clear of all Liens. There are no agreements, contracts, instruments or understandings, relating to the issuance, sale or transfer of any equity interests, or securities convertible or exchangeable into equity interests, of Schlattl GBR.

                  SECTION 3.07. RESTRICTED SHARES. (a) None of the Sellers or the Schlattl GBR Owners is (x) a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act of 1933 (as amended, the "SECURITIES ACT") or (y) acquiring any Consideration Shares for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

                  (b) Each of the Sellers and the Schlattl GBR Owners acknowledges and understands that the Consideration Shares constitute a "restricted security" under the Securities Act and have not been registered under the Securities Act in reliance upon specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Sellers' representations as expressed herein. Each of the Sellers and the Schlattl GBR Owners further understands that the Consideration Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, each of the Sellers and the Schlattl GBR Owners understands that Purchaser is under no obligation to register the Consideration Shares. Each of the Sellers and the Schlattl GBR Owners understands that the certificates evidencing the Consideration Shares will be imprinted with a legend as described in Section 2.03 which prohibits the transfer of the Consideration Shares unless they are registered or such registration is not required.

                  (c) Each of the Sellers and the Schlattl GBR Owners acknowledges that such party has had access to all of the filings of Purchaser filed under Section 13(a) of the Securities Exchange Act of 1934 (as amended, the "EXCHANGE ACT") with the Securities and Exchange Commission (the "SEC") since December 31, 2001. Each of the Sellers and the Schlattl GBR Owners has been given the opportunity to ask questions of, and to receive answers from, Purchaser concerning the terms and conditions of the acquisition of the Consideration Shares and related matters and to obtain all additional information which each of the Sellers and the Schlattl GBR Owners deems necessary.

                  SECTION 3.08. LIABILITIES. Neither Seller has any liabilities or obligations (whether accrued, absolute, contingent, unasserted or otherwise) of any nature, except for liabilities and obligations in an amount not in excess of 20,000 Euros in the aggregate. Neither Seller has, either voluntarily or involuntarily, (a) filed or consented to the filing against it of a petition to take advantage of any insolvency act, (b) made an assignment for the benefit of its creditors, (c) consented to the appointment of a receiver for itself, (d) had a petition in bankruptcy filed against it or (e) been adjudged a bankrupt.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

                  Purchaser hereby represents and warrants to each Seller and the Schlattl GBR Owners as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                  SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 4.03. NO CONFLICTS; CONSENTS. The execution and delivery by Purchaser of this Agreement, the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the certificate of incorporation or by-laws of Purchaser, (ii) any agreement, contract, instrument or understanding to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than compliance with and filings under Section 13(a) of the Exchange Act.

                  SECTION 4.04. CONSIDERATION SHARES. The Consideration Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

                                   ARTICLE V.

                                    COVENANTS
                                    ---------

                  SECTION 5.01. FURTHER ASSURANCES AND COOPERATION. From time to time, as and when requested by Purchaser, each of the Sellers and the Schlattl GBR Owners shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as Purchaser may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, executing and delivering to Purchaser such assignments, consents and other instruments as Purchaser may reasonably request as necessary or desirable for such purpose. The Schlattl GBR Owners will each use their respective best efforts to cooperate with and provide any information and representation letters requested by the auditors selected by Purchaser in connection with the preparation by such auditors of audited financial statements of Alfa-Pro and with respect to the Schlattl GBR Acquired Intellectual Property to the extent such financial statements are required to be filed by Purchaser with the SEC to comply with the rules and regulations of the SEC.

                  SECTION 5.02. CONFIDENTIAL INFORMATION. Each of the Sellers and the Schlattl GBR Owners shall maintain as confidential any confidential information (including, trade secrets) of Alfa-Pro and with respect to the Schlattl GBR Acquired Intellectual Property.

                  SECTION 5.03. INTELLECTUAL PROPERTY ASSIGNMENT. In consideration of the mutual promises and other consideration set forth in this Agreement and at no additional cost to Purchaser or any of its subsidiaries (provided that Purchaser shall pay any out of pocket filing or other governmental fees required, and any reasonable legal fees incurred, in connection with any such assignment), each of the Schlattl GBR Owners hereby assigns and agrees to assign to Purchaser such person's full right, title and interest in and to the Inventions (as defined below) of such person. Each of the Schlattl GBR Owners agree that such person will promptly disclose to Purchaser any and all such Inventions, and that, upon the reasonable request of Purchaser, such person will execute and deliver any and all documents or instruments and take any other action which Purchaser shall deem necessary to assign to and vest completely in Purchaser, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect Purchaser's and its subsidiaries' trade secrets and proprietary interest in such Inventions. The obligations of this
Section 5.03 shall continue beyond the termination of the Assignment Period (as defined below) with respect to such Inventions conceived of, reduced to practice, or developed by such person during the Assignment Period. Without limiting the foregoing, any Invention disclosed by any such person to third parties within one year following the end of the Assignment Period shall be deemed to be Purchaser's property unless proven by such person to the satisfaction of Purchaser to have been conceived and made following the Assignment Period. The term "INVENTIONS" with respect to a person means any and all right or interest such person obtains in any designs, trade secrets, technical specifications, software programs, software and systems documentation, design, flowcharts, logic diagrams, software methodologies and algorithms, technical data, know-how, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by such person until the fifth anniversary of the date of this Agreement (the "ASSIGNMENT PERIOD").

                  SECTION 5.04. COMMERCIALIZATION OF INTELLECTUAL PROPERTY. In consideration of the mutual promises and other consideration set forth in this Agreement and at no additional cost to Purchaser or any of its subsidiaries, from time to time, as and when requested by Purchaser, the Schlattl GBR Owners shall take, or cause to be taken, all actions as Purchaser may request in connection with the development, marketing or commercialization of the assets of Alfa-Pro, the Schlattl GBR Acquired Intellectual Property and the Inventions, including meeting with potential licensees or purchasers of the assets of Alfa-Pro, the Schlattl GBR Acquired Intellectual Property or the Inventions and providing advice and assistance with respect to the production and manufacture of any products based on the assets of Alfa-Pro, the Schlattl GBR Acquired Intellectual Property or the Inventions.

                                   ARTICLE VI.

                                 INDEMNIFICATION
                                 ---------------

                  SECTION 6.01. INDEMNIFICATION BY THE SELLERS AND THE SCHLATTL GBR OWNERS. Each of the Sellers and the Schlattl GBR Owners, jointly and severally, shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("LOSSES"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to (i) any breach of any representation or warranty of a Seller or the Schlattl GBR Owners that is contained in this Agreement and (ii) any breach of any covenant of a Seller or the Schlattl GBR Owners contained in this Agreement.

                  SECTION 6.02. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify each Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of Purchaser contained in this Agreement and (ii) any breach of any covenant of Purchaser contained in this Agreement.

                  SECTION 6.03. CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Section 6.01 or 6.02, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 6.01 or 6.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 6.01 or 6.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 6.01 or 6.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                                  ARTICLE VII.

                               GENERAL PROVISIONS
                               ------------------

                  SECTION 7.01. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Seller or the Schlattl GBR Owners without the prior written consent of the other parties hereto and any attempted assignment in violation of this Section 7.01 shall be void. ATI may assign any rights hereunder without the consent of any other party hereto.

                  SECTION 7.02. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or the Sellers and the Schlattl GBR Owners, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                  SECTION 7.03. NO THIRD-PARTY BENEFICIARIES. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 7.04. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

                  SECTION 7.05. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                              (i) if to Purchaser,

                           Advanced Technology Industries, Inc.
                           2030 Main Street, Ste 1300
                           Irvine, CA 92614

                           Attention: James Samuelson

                              (ii) if to either Seller or a Schlattl GBR Owner,

                           Osserstrasse 1
                           94161 Ruderting
                           Germany

                           Attention: Alice Schlattl

                  SECTION 7.06. INTERPRETATION; SCHEDULES; CERTAIN DEFINITIONS.
(a) The headings contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated.

                  (b)      For all purposes hereof:

                  "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "including" means including, without limitation.

                  "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 7.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  SECTION 7.08. ENTIRE AGREEMENT. This Agreement, along with the Schedules hereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Alfa-Pro, Alice Schlattl and Purchaser hereby agree to terminate the Original Agreement.

                  SECTION 7.09. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

                  SECTION 7.10. CONSENT TO JURISDICTION. Each of the Sellers and the Schlattl GBR Owners irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Sellers and the Schlattl GBR Owners agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Delaware Court of Chancery. Each of the Sellers and the Schlattl GBR Owners further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.10. Each of the Sellers and the Schlattl GBR Owners irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Delaware Court of Chancery or (ii) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 7.11. GOVERNING LAW. This Agreement, and all claims arising hereunder or relating hereto, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  IN WITNESS WHEREOF, Alice Schlattl, Schlattl GBR, Claudia Schreiner, Susanne Schlattl, Ralph Schlattl and Purchaser have duly executed this Agreement as of the date first written above.

                                    /s/ Alice Schlattl
                                    ------------------------
                                    Alice Schlattl

                                    /s/ Claudia Schreiner
                                    ------------------------
                                    Claudia Schreiner

                                    /s/ Susanne Schlattl
                                    ------------------------
                                    Susanne Schlattl

                                    /s/ Ralph Schlattl
                                    ------------------------
                                    Ralph Schlattl

                      ADVANCED TECHNOLOGY INDUSTRIES, INC.

                               by   /s/ Hans-Joachim Skrobanek
                                    --------------------------
                                    Name:
                                    Title:

                      SCHLATTL GBR,

                               by   /s/ Alice Schlattl
                                    ------------------------
                                    Alice Schlattl, on behalf of Schlattl GBR

                                    /s/ Claudia Schreiner
                                    ------------------------
                                    Claudia Schreiner, on behalf of Schlattl GBR

                                    /s/ Susanne Schlattl
                                    ------------------------
                                    Susanne Schlattl, on behalf of Schlattl GBR

                                    /s/ Ralph Schlattl
                                    ------------------------
                                    Ralph Schlattl, on behalf of Schlattl GBR